Registration No. 333-188437

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V.F. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1180120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

105 Corporate Center Blvd.

Greensboro, North Carolina 27408

(Address of Principal Executive Offices, including Zip Code)

VF 401k SAVINGS PLAN

(the survivor by merger of the V.F. Corporation Retirement Savings Plan for Salaried

Employees and the V.F. Corporation Retirement Savings Plan for Hourly Employees)

(Full title of the plan)

Laura C. Meagher, Esq.

Vice President, General Counsel and Secretary

V.F. Corporation

P.O. Box 21488

Greensboro, North Carolina 27420

(Name and address of agent for service)

(336) 424-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

On May 8, 2013, V.F. Corporation (the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-188437, herein the “Registration Statement”) to register 2,000,000 shares of Common Stock, no par value, stated capital $1.00 per share (“Common Stock”), of the Company for issuance pursuant to the V.F. Corporation Retirement Savings Plan for Salaried Employees (the “Salaried Plan”) and 300,000 shares of Common Stock for issuance pursuant to the V.F. Corporation Retirement Savings Plan for Hourly Employees (the “Hourly Plan”). Both the number of shares registered and the stated capital were subsequently adjusted in connection with the Company’s four-for-one stock split in December 2013. This post-effective amendment constitutes post-effective amendment no. 1 to Registration No. 333-188437, post-effective amendment no. 1 to Registration No. 333-59727, post-effective amendment no. 1 to Registration No. 333-138458, post-effective amendment no. 2 to Registration No. 333-33621, post-effective amendment no. 2 to Registration No. 333-49023 and post-effective amendment no. 2 to Registration No. 2-99945.

Effective January 7, 2015, the Hourly Plan was merged into the Salaried Plan, the net assets available for benefits under the Hourly Plan were transferred to the Salaried Plan, and the name of the Salaried Plan was changed to the VF 401k Savings Plan. Immediately prior to the merger, all assets for both the Salaried Plan and the Hourly Plan were held by the VF Corporation Retirement Savings Plans Master Trust (“VF Master Trust”), and immediately after the merger, the VF Master Trust continued to hold all assets for the merged plan, now known as the VF 401k Savings Plan. As a result of the merger, the VF Master Trust is now a single plan trust.

All shares of Common Stock previously registered under the Registration Statement and not yet sold thereunder pursuant to the Salaried Plan or the Hourly Plan shall hereafter be issuable pursuant to the VF 401k Savings Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests Of Experts And Counsel.

As of the date of this Registration Statement, Laura C. Meagher, Vice President, General Counsel and Secretary of the Company, beneficially owns 30,810 shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. In addition to the power to advance expenses under the BCL, Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 1746 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations. Under Section 1747 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Nevertheless, in accordance with Section 1746, indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

V.F.’s By-Laws provide that any person made a party to any lawsuit by reason of the fact that such person is or was a director or officer of V.F. shall be indemnified by V.F., to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys’ fees, incurred by the director or officer in connection with the defense of such lawsuit, whether or not the lawsuit is by or in the right of the Corporation. The determination of whether a director or officer has met the requisite legal standard under applicable law to be entitled to indemnification will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

Pursuant to the By-Laws, expenses incurred by a director or officer in defending (or acting as a witness in) a lawsuit to which the indemnification provisions apply shall be paid by the Corporation in advance of the final disposition of such lawsuit, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under applicable law. The determination of whether to advance expenses will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

The By-Laws further provide that a director of V.F. shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 1712 of the BCL, and (b) the breach of duty constituted self-dealing, willful misconduct or recklessness. The limitation on a director’s personal liability for monetary damages does not apply to a director’s criminal liability or liability for taxes.

V.F. maintains directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the BCL. These insurance policies insure V.F. against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

The Company has also entered into an indemnification agreement with each of its non-employee directors providing for the indemnification described above.

Item 8. Exhibits.

5.1	Opinion of Laura C. Meagher, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Laura C. Meagher, Esq. (included in Exhibit 5.1)

*24.1	Power of Attorney

*	Previously filed.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on March 2, 2016.

V.F. CORPORATION

By:	/s/ Eric C. Wiseman
Eric C. Wiseman
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	DATE

/s/ Eric C. Wiseman	March 2, 2016
Eric C. Wiseman
Chairman and Chief Executive Officer

/s/ Scott A. Roe	March 2, 2016
Scott A. Roe
Vice President and
Chief Financial Officer

/s/ Bryan H. McNeill	March 2, 2016
Bryan H. McNeill
Vice President — Controller
(Chief Accounting Officer)

DIRECTORS

Richard T. Carucci*	Robert J. Hurst*	Clarence Otis, Jr.*
Juliana L. Chugg*	Laura Lang*	Raymond G. Viault*
Juan Ernesto de Bedout*	W. Alan McCollough *	Eric C. Wiseman*

*By:	/s/ Laura C. Meagher	Date: March 2, 2016
Laura C. Meagher,
Attorney-In-Fact

EXHIBIT INDEX

5.1	Opinion of Laura C. Meagher, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Laura C. Meagher, Esq. (included in Exhibit 5.1)

*24.1	Power of Attorney

*	Previously filed.